Exhibit 99.1

ACE to Acquire Rain and Hail Insurance Service, Inc. in $1.1 Billion Transaction;

Company to Operate as Core of ACE’s Agriculture Business

ZURICH — September 14, 2010 — ACE Limited (NYSE: ACE) announced today that it has signed a definitive agreement to acquire all of the outstanding common stock of Rain and Hail Insurance Service, Inc. not currently owned by ACE for approximately $1.1 billion in cash. A pioneer in crop insurance that has served America’s farmers since 1919, Rain and Hail, headquartered in Johnston, Iowa, is the second largest crop insurance underwriter, providing comprehensive multiple peril crop and crop-hail insurance protection to customers in the U.S. and Canada.

ACE currently owns approximately 20% of the outstanding common stock of Rain and Hail, which will continue to operate as a separate and distinct franchise within the company’s ACE Westchester division and Insurance-North America operations.

“This transaction is a natural extension of our long-term, valued relationship with Rain and Hail and our company’s specialty lines focus,” said Evan G. Greenberg, Chairman and Chief Executive Officer, ACE Limited. “Rain and Hail is a leader in the crop insurance business, and over the course of our relationship with them, we have been impressed by their best-in-class management team and the strength and reputation of their franchise across North America.

“The addition of Rain and Hail to the ACE Group is financially attractive to our shareholders and will produce results that are immediately accretive to our earnings, return on equity and book value per share,” said Mr. Greenberg. “This is a business we know well, and we project a return on capital in excess of our 15% hurdle rate.”

The transaction, which is subject to regulatory approvals, the approval of Rain and Hail shareholders and other customary conditions, is expected to be completed by the end of 2010. The purchase price is subject to adjustment to reflect the book value of Rain and Hail as of December 31, 2010. ACE expects to fund the merger consideration for the transaction with available cash. Additional information with respect to the transaction is posted on the Company’s website in the Investor Information section. The URL reference is: http://media.corporate-ir.net/media_files/irol/10/100907/Sept2010.pdf.

Celebrating 25 years of insuring progress, the ACE Group is a global leader in insurance and reinsurance serving a diverse group of clients. Headed by ACE Limited (NYSE: ACE), a component of the S&P 500 stock index, the ACE Group conducts its business on a worldwide basis with operating subsidiaries in more than 50 countries. Additional information can be found at: www.acegroup.com.

Cautionary Statement Regarding Forward-Looking Statements:

All forward-looking statements made in this press release, related to the anticipated acquisition of Rain and Hail Insurance Service, Inc. or otherwise, reflect ACE’s current views with respect to future events, business transactions and business performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, ACE’s forward-looking statements related to Rain and Hail Insurance Service, Inc. and the anticipated acquisition could prove incorrect if the transaction were to not close, if Rain and Hail Insurance Service, Inc. and its subsidiaries were to perform differently than currently expected by ACE or if anticipated expense-related efficiencies are not realized. More generally, the businesses of ACE and Rain and Hail Insurance Service, Inc. could be affected by competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, possible terrorism or the outbreak and effects of war, and economic, political, regulatory, insurance and reinsurance business conditions, as well as management’s response to these factors, and other factors identified in the company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information

Investor Contact:

Helen M. Wilson

(441) 299-9283

helen.wilson@acegroup.com

Media Contact:

Stephen M. Wasdick

(212) 827-4444

stephen.wasdick@acegroup.com